Exhibit 10.15

LEASE AGREEMENT

BETWEEN

WE GEORGE STREET, L.L.C.

(“LANDLORD”)

AND

ACHILLION PHARMACEUTICALS, INC.

(“TENANT”)

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made and entered into as of the              day of May, 2000, by and between WE GEORGE STREET, L.L.C., a Delaware limited liability company (“Landlord”) and ACHILLION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

1. Basic Lease Information.

(a)	“Building” shall mean the building located at 300 George Street, New Haven, Connecticut 06511.

(b)	“Rentable Square Footage of the Building” is deemed to be 518,940 square feet.

(c)	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the 8th floor. The “Rentable Square Footage of the Premises” is deemed to be 20,148 square feet, subject to the right of remeasurement as set forth below.

“Initial Premises” means approximately 14,534 rentable square feet of Phase I and Phase II of the Premises to be initially built out by Landlord pursuant to the provisions of Exhibit C and “Subsequent Premises” shall mean Phase III of the Premises (which consists of 5,614 rentable square feet) which shall be built-out by Landlord, pursuant to the provisions of Exhibit C

(d)	“Base Rent”

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Lease Years 1-3	$12.00	$241,776	$20,148.00
Lease Years 4-5	$13.00	$261,924	$21,827.00
Lease Years 6-7	$14.00	$282,072	$23,506.00
Lease Years 8-9	$15.00	$302,220	$25,185.00
Lease Year 10	$16.00	$322,368	$26,864.00

The term Lease Year as used herein shall mean for the first Lease Year, the period commencing on the Initial Rent Commencement Date and continuing through the last day of the month in which the first anniversary of the Subsequent Rent Commencement Date occurs and for each Lease Year thereafter, shall mean the 1st day of the first month following the first anniversary of the Subsequent Rent Commencement Date and each 12 month period thereafter

(e)	“Tenant’s Pro Rata Share”: means 2.80% for the Initial Premises. Tenant’s Pro Rata Share shall be adjusted as of the Subsequent Rent Commencement Date to 3.88%.

(f)	“Term”: The period from the Commencement Date until the Subsequent Rent Commencement Date and a period of 120 full calendar months from and after the Subsequent Rent Commencement Date.

(g)	“Commencement Date”: The date of this Lease.

(h)	“Initial Rent Commencement Date” means the earlier to occur of (i) the later to occur of (x) the date of Substantial Completion of the Initial Alterations (as defined on Exhibit C) for the Phase I Premises and for the Phase II Premises, (y) delivery to Tenant of a temporary or permanent certificate of occupancy for the Initial Premises; and (z) delivery to Tenant of a non-disturbance agreement from the Mortgagee (as more specifically set forth in Section 26(d)); or (ii) the date Tenant or anyone claiming by or under Tenant takes occupancy of all of the Initial Premises (other than for purposes of equipping and finishing the construction of the Initial Alterations) and conducts business therein. “Subsequent Rent Commencement Date” means the earlier to occur of (i) the later to occur of (y) Substantial Completion of the Subsequent Premises then being built-out for delivery to Tenant and (z) delivery of a temporary or permanent certificate of occupancy for such Subsequent Premises; or (ii) the date Tenant or anyone claiming by or under Tenant takes occupancy of all or part of the Subsequent Premises (other than for purposes of equipping and finishing the construction of the Initial Alterations) and conducts business therein. Notwithstanding the foregoing, if there shall be a delay in the Substantial Completion of Initial Alterations as to the Initial Premises or as to the Subsequent Premises as a result of Tenant Delays (as defined in Exhibit C), then the Initial Rent Commencement Date and/or Subsequent Rent Commencement Date, as applicable, shall be accelerated by the number of days of any such Tenant Delay.

(i)	“Termination Date” the last day of the 10th Lease Year.

(j)	“Tenant Allowance”: $25.00 per Rentable Square Foot for Initial Alterations in accordance with Exhibit C attached hereto.

(k)	“Security Deposit”: $ 100,000

(1)	“Guarantor” n/a

(m)	“Broker”: CB Richard Ellis

(n)	“Permitted Use”: general office use and operation of dry or wet bench laboratory research facilities limited to those meeting the National Institutes of Health and Centers for Disease Control and Prevention for bio-safety levels (“BSLs”) BSL-1 and BSL-2 and all subcategories thereof, including, without limitation Level BSL-2*, and in no event for any use/research involving infectious diseases other than as permitted in BSL-1 and BSL-2 and subcategories thereof.

(o)	“Notice Addresses”:

Tenant:	With a copy to:

Achillion Pharmaceuticals, Inc. 300 George Street New Haven, Connecticut 06510 Attention: Dr. William G. Rice, CEO	Ira A. Rosenberg, Esq. Sills, Cummis, Radin, Tischman, Epstein & Gross PC. One Riverfront Plaza Newark, New Jersey 07102-5400

Notices shall be sent to the Tenant at the Premises.

Landlord:	With a copy to:

WE George Street, L.L.C. c/o Winstanley Enterprises LLC 150 Baker Ave. Ext, Suite 303 Concord, MA 01742	Leslie Inrig Olear, Esq. Cohn Bimbaum & Shea 100 Pearl Street, 12th Floor Hartford, CT 06103-4500

Rent (defined in Section 4(a)) is payable to the order of WE George Street, L.L.C. at the following address: c/o Grubb & Ellis Management Services, 1055 Summer Street, Stamford, Connecticut 06905.

(p)	“Business Day(s)” are Monday through Friday and Saturday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other commercial office buildings in the area where the Building is located.

(q)	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

(r)	“Normal Business Hours” for the Building are 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday on Business Days.

(s)	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

(t)	“Landlord’s Base Building Work” means the Landlord’s Base Building Work as described in Section 31.

(u)	“Laboratory Space” means any areas within the Premises having (i) 2 hour fire walls and (ii) negative air pressure relative to the air pressure in other areas of the Premises.

(v)	“BOMA” means a measurement of rentable or useable square footage of space using the Building Owners and Managers Association International ANSI Z65.1 (“BOMA”) method of measurement, Copyright 1990.

2. Lease Grant.

(a) From and after the Commencement Date, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, elevator foyers, restrooms, and lobby areas (the “Common Areas”).

(b) Tenant represents that Tenant has inspected the Premises and the Building and is thoroughly acquainted with their condition and takes the Premises “as is”, and, subject to Landlord completing Landlord’s Base Building Work and the Initial Alterations, the taking of possession by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time possession was taken by Tenant, other than for the completion of Landlord’s Base Building Work and the Initial Alterations. Except as may be expressly set forth in this Lease, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the Property or any other matter or thing relating to or affecting the Building or the Premises, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Notwithstanding the foregoing, Landlord hereby warrants and guarantees Landlord’s Base Building Work and Initial Alterations against any defects in workmanship or materials for a period of one (1) year from the date such work is substantially completed. Tenant shall submit to Landlord for Landlord’s approval a list of Punch List Items (as defined in Section 31) in connection with Landlord’s Base Building Work and the Initial Alterations at the Premises within fifteen (15) days after Substantial Completion of each phase of the Initial Alterations Landlord shall correct all punch list items within thirty (30) days after approval of the punch list, as such period may be extended so long as Landlord is diligently pursuing completion of the punch list items, and in no event shall completion take more than 90 days.

(c) Within thirty (30) days after the Subsequent Commencement Date, at Tenant’s request and at Tenant’s expense, an independent architect may be retained to cause a measurement to be made of the usable square footage of the Premises. In the event the useable square footage (and accordingly the rentable square footage) is adjusted due to such measurement, then Tenant’s Pro Rata Share, the Base Rent, any other Additional Rent based upon square footage and the Tenant Allowance shall be appropriately adjusted and (i) the parties shall enter into an appropriate amendment in connection therewith and (ii) if the rental numbers are adjusted, then an appropriate remittance of any overpayment or underpayment of any Rent previously paid shall be made within thirty (30) days. Landlord agrees that in the event the usable square footage determined by remeasurement varies by more than 2% from the currently estimated usable square footage of 16,046, then, notwithstanding such variance, the Rent payable hereunder shall be based on no more than 102% of the currently estimated usable (and, by extension, rentable), square feet. In the event there is an alteration of the Common Area, or a future Alteration of the Premises which changes the usable square footage of the Premises, then, at the appropriate time, Tenant’s Pro Rata Share and the Base Rent will be appropriately adjusted and the parties will enter into an amendment of this Lease in connection therewith.

(d) Landlord and Tenant agree that measurements of the square footage of the Building and the Premises shall be determined by using BOMA.

3. Adjustment of Rent Commencement Date; Possession

(a) If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. Landlord will use commercially reasonable efforts to Substantially Complete and deliver the Initial Premises to Tenant on or about July 1, 2000. In the event Landlord is unable to Substantially Complete the Initial Premises on or before August 1, 2000, for any reason other than a Tenant Delay (as defined in Exhibit C) or the occurrence of an event of Force Majeure, as defined in Section 33(d), then Tenant will be granted one day of abatement of Base Rent and Additional Rent for each day of delay after August 1, 2000, such abatement to begin upon the Initial Rent Commencement Date. Landlord shall use commercially reasonable efforts to Substantially Complete and deliver the Subsequent Premises to Tenant on or about September 1, 2000. Similarly, if Landlord is unable to Substantially Complete the Initial Improvements for the Subsequent Premises on or before December 31, 2000 for any reason other than Tenant Delay or the occurrence of an Event of Force Majeure, then Tenant shall be granted one day of abatement of Rent and Additional Rent for each day of delay after December 31, 2000, such abatement to begin as of the Subsequent Commencement Date.

(b) After Substantial Completion of the Initial Improvements for the Initial Premises and the Subsequent Premises and after the re-measurement contemplated in Section 2(a) above, Landlord and Tenant shall execute a certificate confirming the Initial Rent Commencement Date, and the Subsequent Rent Commencement Date, as the case may be, the Base Rent and Tenant’s Pro Rata Share, substantially in the form attached hereto as Exhibit H.

4. Rent

(a) Payments. (i) As consideration for this Lease, Tenant shall pay Landlord, without any setoff or reduction, the total amount of Base Rent and Additional Rent due for the Term “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes payable by Landlord), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent (provided that Landlord shall have notified Tenant, in writing, of such recurring charges of Additional Rent, and promptly after any change in such recurring charges) shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that Tenant’s obligation to pay Base Rent and its Pro Rata Share of Expenses and Taxes allocable to the Initial Premises shall commence on the Initial Rent Commencement Date. The amount of Base Rent and Tenant’s Pro Rata Share of Expenses (as defined in Section 4(b)) and Taxes (as defined in Section 4(b)) payable by Tenant shall, upon the Initial Rent Commencement Date, be appropriately adjusted based upon the rentable square footage of the Initial Premises. As the Subsequent Rent Commencement Date occurs. Base Rent shall be payable based on the then applicable annual rate per square foot times the rentable square footage of the Premises that has been Substantially Completed and delivered to Tenant.

(ii) Tenant’s obligation to pay all items of Rent other than Base Rent and its Pro Rata Share of Expenses and Taxes shall commence on the Commencement Date.

(iii) All other items of Rent shall be due and payable by Tenant on or before 30 days after billing Landlord All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any Hem or installment of Rent when due, Tenant shall pay Landlord an administrative fee equal to 3% of the past due Rent, provided that Tenant shall not more than 2 times in any 12 consecutive month period be entitled to a grace period of 5 days. If the Term and/or the Initial Rent Commencement Date or Subsequent Rent Commencement Date, as applicable, commence on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rate Share of any Taxes or Expenses for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statements on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of ever}’ other covenant in this Lease.

(b) Expenses and Taxes

(i) This Lease is intended by the parties hereto to be a so-called net lease and the Base Rent shall be received by Landlord net of all costs and expenses related to the Property, the Building and the Premises, except as otherwise set forth herein. Tenant shall pay to Landlord, in addition to Tenant’s obligation to pay its Pro Rata Share of Expenses (as defined below) and Taxes (as defined below), all other costs which are specifically set forth herein, to Landlord, upon demand as Additional Rent, and any and all charges, costs, expenses and obligations of every kind which the Landlord may, from time to time, actually incur in good faith with regard to the Property, the Building, the Premises or the operation and maintenance thereof (except, as otherwise expressly set forth in the Lease) including, without limiting the generality of the foregoing, reasonable attorney’s fees incurred by the Landlord in connection with any amendments to, consents under and subleases and assignments of this Lease requested by Tenant (but not to exceed $3,500 per request) and where Landlord is the prevailing party only, in connection with the enforcement of rights and pursuit of the remedies of the Landlord under this Lease (whether during or after the expiration or termination of the term of this Lease).

(ii) Commencing on the Initial Rent Commencement Date (and as adjusted on the Subsequent Rent Commencement Date), Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the Expenses and of the Taxes for each calendar year during the Term. On or before the first day of each month. Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Expenses and Taxes. If Landlord determines that its good faith estimate of the Expenses or of the Taxes was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expenses or of the Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be, at Landlord’s option, refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

As soon as is practical following the end of each calendar year, but in no event later than July 1 of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Taxes for the prior calendar year. If the estimated Expenses and/or estimated Taxes for the prior calendar year is more than the actual Expenses and/or actual Taxes, as the case may be, for the prior calendar year, Landlord shall refund the overpayment (which refund shall be made with the statement furnished to Tenant or within ten (10) business days thereafter), provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expenses and/or estimated Taxes for the prior calendar year is less than the actual Expenses and/or actual Taxes, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year.

(c) Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property including, but not limited to:

(i) Properly allocated labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

(ii) Customary management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

(iii) The cost of services, including amounts paid to service providers and independent contractors and the rental and purchase cost of parts, suppliers, tools and equipment.

(iv) Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, environmental, elevator, boiler and other insurance customarily carried from time to time by owners of comparable buildings.

(v) Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 20% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

(vi) The cost of all window and other cleaning and janitorial, snow and ice removal and security services.

(vii) The cost of exterior and interior plantings and landscapings.

(viii) The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) and alterations and improvements made to the Property which are: (a) performed primarily to reduce operating expenses costs or otherwise improve the operating efficiency of the Property, or (b) required to comply with any Laws. The cost of capital improvements shall be amortized by Landlord over the useful life as reasonably determined by Landlord. The amortized cost of capital improvements shall include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitable prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work which are reimbursed by Tenant or any other tenant or by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including legal fees and brokerage commission; lease concessions, including rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord or any affiliate of Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; costs incurred in connection with the performance of Landlord’s Base Building Work or in connection with any major structural change in the Building, such as adding or deleting floors (other than when such structural change is required to comply with a change in law not currently in effect and then only to the extent necessary to satisfy the minimum requirements of such law(s)); costs of alterations or improvements, other than repair and maintenance items, to the Premises or the premises of other tenants in the Building; any bad debt loss, rents loss, or reserves for bad debts or rent loss; costs associated with the operation of the business of the entity which constitutes the Landlord, including costs for preparation of Landlord’s financial statements and income taxes, costs of defending any lawsuits with any Mortgagee; costs of selling, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building; costs arising from claims, disputes or potential disputes in the connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building and/or the Property; wages and benefits of any supervisory personnel above the level of property manager; any amounts paid as ground rental by Landlord; and costs of expenses that would be classified as “Expenses” incurred in connection with any floor in the Building devoted to retail operation unless the square footage of such floor(s) is included in the formula used to calculate Tenant’s Pro Rata Share; costs incurred by Landlord as a part of Landlord’s Base Building Work in connection with causing the Building to be in compliance, in all material respects, with applicable building codes and the ADAAG (as defined in Section 5); costs arising from the remediation or removal of Hazardous Materials or Wastes (as defined in Section 32) in or about the Building or the Property other than those incurred in connection with the day to day operation of the Building such as scheduled removal of Hazardous Materials or Wastes due to the nature of the use and operation of the Building; costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord would be entitled to reimbursement for such costs if incurred by Tenant pursuant to this Lease; costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant rentable space for tenants or other occupants of the Building; expenses in connection with services or other benefits which are not available to Tenant or if made available to Tenant, Tenant is charged separately therefor, but which are provided to another tenant or occupant of the Building without such tenant or occupant being charged a separate charge; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent same exceeds the costs of such services rendered by unaffiliated third parties on a competitive basis; electric power costs for which any tenant directly contracts with the local public service company, and costs arising from Landlord’s charitable or political contributions. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building has been 95% occupied and Landlord had been supplying service to 95% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

(d) Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the

Property’s share of any real estate taxes or assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during the year. For all other real estate taxes. Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise improved for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a refund, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Taxes within 30 days after Tenant’s receipt of a statement from Landlord.

(e) Audit Rights. Tenant may, within 120 days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice. Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. Tenant may inspect the records at the office of Landlord or Landlord’s property manager. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (as “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 120 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported. Landlord shall provide Tenant at Landlord’s option either a refund of the amount of overpayment or with a credit against the next installment of Rent in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

(f) Personal Property Taxes. Tenant shall pay for all ad valorem taxes on its personal property, if any, and on the value of all tenant improvements and Landlord’s Base Building Work to the extent the improvements exceed a building standard build-out.

5. Compliance with Laws; Use.

(a) The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (the “ADAAG”), (i) regarding the particular manner of use by Tenant within the Premises and (ii) that do not relate to the physical conditions of the Premises but relate to the lawful use or occupancy of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking and illegal business operations. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

(b) Landlord shall comply in all material respects with all Laws applicable to the Premises and the Building (other than those with which Tenant shall be required to comply under the provision of Section 5(a) above), subject to Landlord’s right to contest the applicability or legality thereof. Landlord represents to Tenant that upon completion of Landlord’s Base Building Work, the common areas of the Building shall be in compliance, in all material respects, with all Laws, including without limitation, the ADAAG. Landlord represents to Tenant, to the best of Landlord’s knowledge, that the Building and the Premises do not contain asbestos or asbestos-containing materials (“ACM”) or other Hazardous Materials (as hereinafter defined), other than as disclosed in the environmental report(s) identified on Exhibit I (the “Environmental Report”) a copy of which has been made available to Tenant If by reason of any legal requirement any ACM or Hazardous Material or Wastes in the Premises are required to be abated by removal, enclosure or encapsulation, Landlord shall promptly commence and diligently proceed to complete or cause to be completed such abatement. Except for the Landlord’s Base Building Work to be performed under Section 31 of this Lease, the removal of Hazardous Wastes from the Property (other than in connection with the day to day operation of the Building) and the abatement of asbestos as recommended by the Environmental Report, the expenses incurred by Landlord under this provision shall be deemed Expenses under the provisions of Section 4(c) of this Lease.

6. Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. In lieu of all cash, Tenant may provide Landlord with an unconditional, irrevocable, assignable letter of credit, (the “Letter of Credit”) for all or a portion of the Security Deposit In the event Tenant furnishes the Letter of Credit, the Letter of Credit shall be on the following terms and conditions: (i) issued by a commercial bank acceptable to Landlord, which bank must have a counter for presentment in New Haven or Hartford, Connecticut; (ii) having a term which shall have an expiration date not sooner than 60 days after the Termination Date, however, if the Letter of Credit has an earlier expiration date, it shall contain a so-called “evergreen clause” and be automatically renewed prior to the expiration date until the date that 60 days after the Termination Date; (iii) available for negotiation by draft(s) at sight accompanied by a statement signed by Landlord stating that the amount of the draw represents funds due to Landlord (or its successors and assigns) due to the failure of Tenant to pay Base Rent and/or Additional Rent when due or otherwise perform its obligations under this Lease and (iv) be otherwise on terms and conditions satisfactory to Landlord. It is agreed that in the event Tenant defaults beyond any applicable notice and cure period in respect of any of the terms, provisions, covenants, and conditions of this Lease, including, but not limited to, the payment of Base Rent and Additional Rent, Landlord may draw upon the Letter of Credit or upon the funds held on account as the Security Deposit to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default (beyond applicable notice and cure periods) in respect of any of the terms, provisions, covenants, and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event the bank issuing the Letter of Credit gives Landlord notice that the Letter of Credit will not be renewed (such notice being addressed and delivered to Landlord as required by this Lease) it shall be deemed to be an automatic default entitling Landlord to draw upon such bank at sight for the balance of the Letter of Credit and hold or apply the proceeds thereof in accordance with the terms of this Lease. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (1) payment by Tenant in full of all Rent and Additional Rent due and completion of any restoration required under the Lease; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or any funds on deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord draws upon the Letter of Credit or on funds on deposit as the Security Deposit, Tenant shall provide a new irrevocable letter of credit (on the terms set forth above) or with cash in the amount of the amount so drawn within seven (7) days after Landlord notifies Tenant of the draw or withdrawal so that at all times the total amount of Letters of Credit and/or funds in the account held by Landlord shall be equal to the aggregate Security Deposit. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment and transfer of the Security Deposit, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Services.

(a) Landlord agrees to furnish Tenant with the following base Building systems and services: (1) water service for use in lavatories on each floor on which the Premises are located; (2) domestic cold water through the base Building system described in the Base Building MEP (as defined in Section 31 hereof); (3) during Normal Business Hours on Business Days condenser-water, preconditioned and delivered through the condenser loop as described in the Base Building MEP to supply the Tenant specific heating, ventilating and air-conditioning systems serving areas other than the Laboratory Space within the Premises and the refrigeration systems within the Laboratory Space. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive such service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time. Landlord’s standard charge shall be either an amount established by use of a checkmeter or an amount reasonably determined by Landlord to equal its actual costs incurred in connection with the furnishing of such after hours service. So long as the charge is not established by use of checkmeter, the after hours charge shall be equitably pro-rated among all tenants (including Tenant) utilizing such after hours services; (4) tempered fresh air delivered through the base Building system described in the Base Building MEP during Normal Business Hours during Business Days. Tenant upon such advance notice as is reasonably required by Landlord, shall have the right to receive tempered fresh air service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as shall be reasonably determined by Landlord from time to time. Landlord’s standard charge shall be either an amount established by use of a meter or an amount reasonably determined by Landlord to equal its actual cost incurred with the furnishing of such after hours service, which after hours charge shall then be equitably pro-rated among all tenants (including Tenant) utilizing such after hours services; (5) drainage system for domestic water and sanitary waste at locations indicated in the Base Building MEP; (6) a back-up generator providing for emergency lighting of common areas of the Building (7) Maintenance and repair of the Property as described in Section 9(b); (8) Janitor service to office areas on Business Days in accordance with the specifications attached as Exhibit E, but Landlord shall not provide janitorial service to any Laboratory Space; (9) Elevator service; (10) Electricity to the Premises, in accordance with and subject to the terms and conditions in Section 10; (11) access to the Premises 24 hours a day, 7 days a week; and (12) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Landlord’s expenses incurred in maintaining, repairing and operating the Building systems and providing the foregoing services (other than those expenses incurred by Landlord in the performance of Landlord’s Base Building Work) shall be Expenses payable by Tenant in accordance with the provisions of Sections 4 and 10 hereof.

(b) Landlord’s failure to furnish, or any interruption or termination of, services or utilities due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 15), arising out of or in connection with the failure of any security services, personnel or equipment. Notwithstanding anything to the contrary contained in this Section 7, in the event there shall be an interruption, curtailment or a suspension of a building system (“Service Interruption”) and (i) if such Service Interruption shall continue for more than 5 consecutive Business Days; and (ii) such Service Interruption shall materially impair the operation of Tenant’s business in the Premises, rendering all or any material part of the Premises inaccessible or untentantable and Tenant’s back-up generator (if any) has not functioned in such a manner as to permit Tenant to conduct business within all or a material part of the Premises and (iii) such Service interruption has not been caused by the public utility servicing or supplying the Building or by an act of

Tenant or Tenant’s servants, employees or contractors, then as Tenant’s sole remedy in connection with such Service Interruption, Tenant shall be entitled to an abatement of Fixed Rent and Additional Rent (based on the square footage of the Premises subject to the Service Interruption) beginning on the .sixth consecutive Business Day of such Service Interruption and ending on the date such Service Interruption ceases.

8. Leasehold Improvements.

All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. Tenant shall not remove unless Landlord, by written notice to Tenant within 60 days prior to the Termination Date, requires Tenant to remove, at Tenant’s expense any or all of the following: (1) Cable (defined in Section 9(a)) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any or all Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office or laboratory improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables may include internal stairways, laboratory benches permanently affixed to the Premises or Building systems; raised floors, personal baths and showers, vaults, rolling file systems, building and roof penetrations, equipment and property permanently affixed to the Premises or the Building systems, and structural alterations and modification of any type. The Required Removables designated by Landlord to be removed shall be removed by Tenant on or before the Termination Date Notwithstanding the foregoing. Landlord agrees that the Initial Alterations need not be removed upon the termination of the Lease. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables required by Landlord to be removed or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of such Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section 9(c)), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables.

9. Repairs and Alterations.

(a) Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor coverings; (2) interior partitions, (3) interior doors (including door(s) from Common Areas into the Premises); (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; (7) Tenant’s personal property; (8) Alterations performed by contractors retained by Tenant, including related HVAC balancing; and (9) Tenant duct work or conduits located in chaseways and/or exhaust equipment and systems; and (10) all other repairs within the Premises, including the Laboratory Space, including, without limitation, those repairs required to plumbing, mechanical, electrical and HVAC systems located within or exclusively serving the Premises up to and including the point of connection to the base Building systems. All work shall be performed in accordance with the rules and procedures described in Section 9(c) below. If Tenant fails to make or commence to make and diligently prosecute to completion any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency). Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

(b) Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general but excluding those located within or exclusively serving the Premises; (3) Common Areas; (4) the roof of the Building, including the roof membrane; (5) exterior windows of the Building and common area doors; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

(c) Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Plans and Specifications for Alterations shall be in accordance with and not exceed the capacities set forth in the Base Building MEP, unless Landlord otherwise agrees, in writing. However, Landlord’s consent shall not be required for any Alteration that satisfied all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and/or installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or, at, above or to the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9(c). Prior to starting work, including, without limitation, the initial build-out, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems and to the roof and Tenant shall be required to utilize Landlord’s mechanical, electrical and roofing consultants and/or contractors) so long as their rates are reasonably competitive provided, however Tenant shall be required to use specific contractor(s), if Landlord advises Tenant that it is necessary to do so to avoid voiding a warranty or guarantee whether or not the rates of such consultants or contractors are competitive); copies of contracts; copies of necessary permits and approvals, including certificate of occupancy if applicable; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval.

Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed Landlord shall not require that Tenant perform its work or Alterations (including Cosmetic Alterations) at such hours as would required Tenant to pay after-hours or over-time charges to its contractors, except when Landlord reasonably determines it to be necessary to prevent a disruption to other occupants of the Building. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Upon completion. Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

(d) Significant Laboratory Expansion. In the event Tenant elects to perform any Alteration (whether pursuant to any expansion right granted in this Lease or any request made by Tenant throughout the Term of this Lease) which would cause (i) the ratio of the area of Laboratory Space to the area of the office space and other non-Laboratory Space to exceed 60% Laboratory Space to 40% office and other non-Laboratory Space or (ii) an increase in the cubic feet per minute (“CFM”) of exhaust from the Premises (including Laboratory Space) beyond that specified in the Base Building MEP (such Alteration, a “Significant Laboratory Expansion”), then, as Landlord will incur costs associated with such Significant Laboratory Expansion, the annual Base Rent per rentable square foot payable by Tenant with respect to the rentable square footage of Laboratory Space added or altered by Tenant and causing a Significant Laboratory Expansion shall be increased by adding $6.50 per rentable square foot per annum to the Base Rent per square foot per annum otherwise payable from time to time as set forth in Section 1 of this Lease.

10. Utility Charges.

(a) From and after the Commencement Date, Tenant shall pay for all electricity, gas. water and all other utilities used or consumed at the Premises, as Additional Rent.

(b) Tenant shall pay to Landlord a Premises Electric Charge of, initially, $5.00 per rentable square foot per annum. The Premises Electric Charge shall be payable in equal monthly installments, in advance, together with Tenant’s monthly payment of Fixed Rent. Landlord shall install a check meter to measure Tenant’s consumption of electricity at the Premises. The cost of electricity shall be determined on the basis of the rate charged for such load and usage in the service classification in effect from time to time pursuant to which Landlord then purchased electric current for the entire Building . The Premises Electrical Charge shall be reconciled with the actual costs approximately every 6 months during the first 12 month period following the Commencement Date and not less than annually thereafter. The Premises

Electrical Charge shall be adjusted, if necessary, from time to time, to appropriately reflect the cost of electricity delivered to and consumed at the Premises.

(c) Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant.

(d) Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord.

(e) If either the quantity or character of utility service is changed by the public utility corporation supplying such service to the Building or the Premises and is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s agents. Notwithstanding the foregoing, Landlord covenants to use commercially reasonable efforts to obtain an alternate or substitute supplier of services.

(f) Tenant shall pay for water consumed or utilized at the Premises. Tenant shall pay to Landlord a water charge of, initially, $0.30 per square foot per annum. The water charge shall be payable in equal monthly installments, in advance, together with Tenant’s monthly payment of Fixed Rent. Landlord shall, at Landlord’s cost, install a flow meter and thereby measure Tenant’s consumption of water for all purposes. Tenant, at Tenant’s sole cost and expense, shall keep any such meter and any such installation equipment in good working order and repair. The cost for water shall be determined on the basis of the cost to Landlord for water in effect from time to time pursuant to which Landlord shall then have purchased water for the entire Building. The water charge shall be reconciled with the actual cost approximately every six months during the first twelve month period following the Commencement Date and not less than annually thereafter. The water charge shall be adjusted, if necessary, from time to time to appropriately reflect the cost of water delivered to and consumed at the Premises.

11. Entry by Landlord.

Landlord, it agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally and shall use reasonable efforts to schedule any work to be done at on reasonably convenient time(s) and days so as to minimize interference with Tenant’s business operations. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.

12. Assignment and Subletting.

(a) Except in connection with a Permitted Transfer (defined in Section 12(e) below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third part)’ to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section 12(b) below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the zoning regulations applicable to the Building, the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or other occupant of the Building; (4) Tenant is in default after the expiration of any applicable notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall constitute a breach of this Lease and shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

(b) As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, the terms of the proposed Transfer together with, when available, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 15 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the

Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to sublet or assign. If Landlord exercises its right to terminate this Lease, Landlord shall, in its notice of such exercise, give Tenant notice of the termination date and such termination shall be effective, without the necessity of any further notice to Tenant or amendment to this Lease, on the date set forth in Landlord’s notice. Tenant shall pay Landlord a review fee of $500.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $500.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee. which in no event shall exceed $3,500.00.

(c) Tenant shall pay Landlord 75% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary third party expenses directly incurred by Tenant attributable to the Transfer (including Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section 19(a). below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent m the amount of any payments received (less Landlord’s share of any excess).

(d) Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

(e) Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization or to any “related entity” (as defined below) of Tenant without the consent of Landlord, provided that all of the following conditions are satisfied: (1) Tenant is not in default under this Lease beyond any applicable notice and grace periods; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) Tenant’s successor shall have a tangible net worth which is at least equal to the greater of Tenant’s tangible net worth at the date of this Lease or Tenant s tangible net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; and (4) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied including, without limitation, audited financial statements of Tenant and the proposed successor. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used in this clause (e), the term “related entity” shall mean an entity which controls, is controlled by, or is under common control with, Tenant.

13. Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 30 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

14. Indemnity and Waiver of Claims.

(a) Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

(b) Except to the extent caused by the gross negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

(c) Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Related Parties, Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article 15 below.

15. Insurance.

(a) Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000 00; (2) All Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant’s Insurance shall be reasonably acceptable to Landlord and its Mortgagee (as defined below). All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), its property manager(s), and its Mortgagee(s) (as defined in Section 26), and other designees of Landlord (as Landlord shall direct in a writing to Tenant) as their respective interests may appear, as additional insureds. All policies of Tenant’s insurance shall contain endorsements that the insurer(s) shall give Landlord, its Mortgagee(s) and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. Except as specifically provided to the contrary, the limits of Tenant’s insurance shall not limit its liability under this Lease.

(b) The Landlord shall maintain (the costs of which shall be an Expense under Section 4 of this Lease), among other coverages, an all-risk casualty insurance policy on the Building insuring the full replacement value thereof (but excluding the value of Tenant’s property) which policy shall include coverage for, but not be limited to, fire and extended perils, and, if the Property is in a designated flood zone, flood insurance.

16. Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

17. Casualty Damage.

(a) If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged) and Landlord is terminating or endeavoring to terminate all other tenancies in the Building; (2) Landlord is not permitted by Law to rebuild the Building in substantially the same size and with the same permitted uses as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 18 months of the Term remaining on the date of the casualty; (4) any Mortgagee (as defined in Article 26) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord provided that Landlord shall have carried the insurance required to be carried by Landlord under the terms of this Lease. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

(b) If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section 17(a) above to the contrary, Tenant shall have the right to terminate this Lease by giving written notice to the Landlord of such election within 10 days after receipt of the Completion Estimate. Tenant shall also have the right to terminate this Lease if all or any portion of the Premises are made untenantable by reason of damage caused by fire or other casualty (as shall be reasonably determined by Landlord and Tenant) during the last 12 months of the Term, which damage is estimated by an architect or general contractor selected by Tenant to take more than 90 days to restore. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

18. Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its rights to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any rights to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

19. Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

(a) Tenant’s failure to pay when due all or any portion of the Rent (a “Monetary Default”), provided Landlord shall have given to Tenant notice of Tenant’s failure to pay rent when due and 5 days within which to cure such failure after any such written notice shall have been given. Notwithstanding the prior sentence, if Landlord has provided Tenant with 2 notices within any 12 month period of Tenant’s Monetary Default, Tenant’s subsequent failure to pay Rent when due shall, at Landlord’s option, be an incurable event of Monetary Default by Tenant.

(b) Tenant’s failure to comply with any other term, provision or covenant of this Lease (which is other than a Monetary Default), if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days (as shall be reasonably determined by Landlord), Tenant shall be allowed additional time (not to exceed 180 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 2 occasions during any 12 consecutive month period, Tenant’s subsequent violation of such particular term, provision or covenant within said 12 month period shall, at Landlord’s option, be an incurable event of default by Tenant.

(c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes and assignment for the benefit of creditors, or admit in writing its inability to pay us debts when due.

(d) The leasehold estate is taken by process or operation of Law.

(e) Tenant does not take possession within 6 months of the Commencement Date of the Premises of, or abandons or vacates all or any portion of the Premises for any reason other than the occurrence of an Alteration or a casualty, unless Tenant can and does pay all costs that Landlord may suffer or incur by reason of the abandonment or vacancy of the Premises.

(f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

20. Remedies.

(a) Upon any default, which continues beyond any applicable grace or notice and cure period, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies.

(i) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord or demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Cost of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, reasonable brokerage commissions, the cost of alterations and the value of other concession or allowance granted to a new tenant.

(ii) Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord (shall use commercially reasonable efforts) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute, but reasonable, discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

(iii) In lieu of calculating damages under Sections 20(a)(i) or 20(a)(ii) above. Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section 20(b) below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

(b) Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forebearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

(c) Except as set forth in Article 25, in no event will Tenant be liable for consequential damages.

21. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY AND TO ALL RENTS, ISSUES AND PROFITS ARISING FROM OR GENERATED BY THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 26 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 26 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. IN NO EVENT WILL LANDLORD BE LIABLE FOR CONSEQUENTIAL DAMAGES.

22. No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23. Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

24. Relocation.

Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to reasonably comparable space (“Relocation Space”) within the Building (which Relocation Space will not be in the basement of the Building) upon 60 days’ prior written notice to Tenant. From and after the date of the relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved and the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay all of Tenant’s reasonable costs for moving Tenant’s furniture and equipment and printing and distributing notices to Tenant’s customers of Tenant’s change of address and one month’s supply of stationery showing the new address, as well as prepare the Relocation Space for Tenant’s use by making the improvements reasonably required by Tenant (and which improvements shall be consistent with the type and quality of those located in the existing Premises) for the conduct of its business.

25. Holding Over.

If Tenant fails to surrender the entirety of the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover, or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 10 days after Landlord notifies Tenant of Landlords inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

26. Subordination to Mortgages; Estoppel Certificate.

(a) This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respect to any mortgage(s), deed(s) of trust, ground lease(s) or other liens now or subsequently arising upon the Premises, the Building or the Property and to renewals, modifications, and extensions thereof (collectively, the “Mortgages”) whether or not the Mortgages shall also cover other lands and/or buildings and each and every advance made or hereafter to be made under the Mortgages. The provisions of this section shall be self-operative and no further instrument of subordination shall be required as to any Mortgage filed subsequent to the effective date hereof provided and on die condition that the holder of such Mortgage (a “Mortgagee”) agrees in writing or the terms of the Mortgage provide that for so long as Tenant is not in default of its obligations set forth in this Lease beyond any applicable notice and cure period, the Mortgagee will not, in foreclosing against, or taking possession of the Premises or otherwise exercising its right under the Mortgage, disturb the Tenant’s right of possession under this Lease. In confirmation of such subordination, Tenant shall within 10 days after receipt of a request for the same, execute and deliver at its own cost and expense any instrument, in recordable form if required, that Landlord or the Mortgagee may request to evidence such subordination, provided that the instrument includes among other provisions, a provision whereby Lender acknowledges that it will not, on the conditions set forth above, disturb the Tenant’s rights of possession.

(b) If, at any time prior to the expiration of the Term, the Mortgagee shall become the owner of the Building as a result of foreclosure of its mortgage or conveyance of the Building, or become a mortgagee in possession of the Property or the Building, Tenant agrees, at the election and upon demand of any owner of the Property or the Building, or of the Mortgagee (including a leasehold mortgagee) in possession of the Property or the Building, to attorn from time to time to any such owner, holder or lessee upon the then executory terms and conditions of this Lease, provided that such owner, holder or lessee, as the case may be, shall then be entitled to possession of the Premises. Such successor in interest to Landlord shall not be bound by (i) any payment of rent or additional rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under the Lease, or (ii) any amendment, modification or termination of this Lease made after the date of the Mortgage held by such Mortgagee without the consent of the Mortgagee or (iii) any offsets which may be asserted by the Tenant against payments of Rent as a result of any default by or claims against Landlord hereunder arising prior to the date such successor takes possession of the Premises or (iv) any obligation by Landlord as lessor hereunder to perform any work or grant any concession without the Mortgagee’s express assumption of such obligation to perform work or grant such concession except for the obligation to perform any work or grant any concession expressly required by the terms of this Lease. The foregoing provisions of this Section shall inure to the benefit of any such owner, holder or lessee, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions, although Tenant shall execute such an instrument upon the request of a Mortgagee.

(c) Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

(d) Landlord shall, on or before the Initial Rent Commencement Date, deliver to Tenant a nondisturbance agreement in form and substance reasonably satisfactory to Tenant from the Mortgagee holding the Mortgage encumbering the Property as of that date.

27. Attorney’s Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorney’s fees.

28. Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

29. Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or chaseways or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights about the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

30. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted Tenant shall also be required to remove the Required Removables in accordance with Article 8. If Tenant fails to remove any of Tenant’s Property within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

31. Landlord’s Base Building Work.

The Landlord shall complete, at the Landlord’s cost and expense as set forth herein, certain work at the Building (the “Landlord’s Base Building Work”) as set forth in the Base Building Mechanical Electrical and Plumbing Specification (the “Base Building MEP”) attached hereto as Exhibit F (the “Landlords Base Building Work”).

Landlord shall promptly commence and diligently pursue completion of Landlord’s Base Building Work. The Landlord’s Base Building Work shall be deemed to be “Substantially Complete” when the work set forth on Exhibit F has been completed in a good and workmanlike manner and in accordance with applicable Laws, except only for minor details or minor items of work, the delayed completion of which will not substantially or unreasonably interfere with the Tenant’s use of the Premises as contemplated hereby (such details and items, “Punch List Items”).

32. Environmental Compliance.

(a) Tenant hereby covenants to Landlord that Tenant shall (a) (i) comply with all Laws (as defined below) and obtain all necessary permits and approvals applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes (as defined below) as apply to the activities of the Tenant, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns at the Property (the “Tenant Parties”) and, without limiting the generality of the foregoing, obtain and comply with any and all required discharge permits for waste water and air, and prior to the expiration or termination of this Lease, the closure of any hazardous waste storage area in accordance with all applicable Laws; (ii) promptly remove any Hazardous Materials or Wastes from the Premises in accordance with all applicable Laws and orders of governmental authorities having jurisdiction; (iii) pay or cause to be paid all costs associated with such removal of such Hazardous Materials or Wastes generated by Tenant or the Tenant Parties including any remediation and restoration of the Premises; and (iv) indemnify Landlord from and against all losses, claims and costs arising out of the migration of Hazardous Materials or Wastes from or through the Premises into or onto or under other portions of the Building or the Property or other properties generated, caused or released by Tenant or any of the Tenant Parties; (b) keep the Property free of any lien imposed pursuant to any applicable Law in connection with the existence of Hazardous Materials or Wastes in or on the Premises caused or generated by Tenant or the Tenant Parties; (c) not install or permit to be installed or to exist in the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (d) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Tenant, any Tenant Parties or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises, the Building or the Property; (e) identify on Exhibit D all Hazardous Materials or Wastes currently used by Tenant and shall notify Landlord of any changes or addition to the Hazardous Materials or Wastes so used; (f) give all notifications and prepare all reports required by Laws with respect to Hazardous Materials or Wastes existing on, released from or emitted from the Premises (and shall give copies of all such notifications and reports to Landlord); (g) promptly notify Landlord in writing of any release, spill, leak, emittance, pouring, discharging, emptying or dumping of Hazardous Materials or Wastes in or on the Premises known to Tenant; (h) if Landlord has a reasonable basis of belief that Tenant, the Tenant Parties or any occupant of the Premises permitted a release or spill of Hazardous Materials or Wastes to occur, pay for periodic environmental monitoring by Landlord as well as subsurface testing as Additional Rent; and (1) promptly notify Landlord in writing of an}’ summons, citation, directive, notice, letter or other communication, written or oral, from any local, state or federal governmental agency, or of any claim or threat of claim known to Tenant, made by any third party relating to the presence or releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises. In addition to the foregoing, Tenant covenants and agrees that (i) all waste water discharged from the Premises, including from Laboratory Space, shall be pH neutralized and free of chemicals and biological waste and suitable for discharge into the Building’s collection facility and into the sanitary sewer system; and (ii) it shall collect all chemicals and biological waste into appropriate hazardous waste storage receptacles and discard the same in accordance with applicable laws and shall not dispose of the same through the Building’s plumbing system. Tenant’s obligations under this Article shall survive termination of the Lease.

(b) Tenant agrees that, if Tenant is obligated to close any hazardous waste storage area, if such closure has not been fully completed as of the Termination Date, despite Tenant’s good faith efforts to do so, that Tenant shall, in connection therewith, and as security for Tenant’s obligation, on Landlord’s request deposit with Landlord a reasonable sum, not to exceed $30,000, which Landlord shall be entitled to continue to hold as security for the proper and lawful closure of any temporary hazardous waste storage area the “Closure Obligation”). In lieu of cash, Tenant may provide Landlord with an unconditional, irrevocable, assignable letter of credit, (the “Letter of Credit”) for all or a portion of such amount. In the event Tenant furnishes the Letter of Credit, the Letter of Credit shall be on the following terms and conditions: (i) issued by a commercial bank acceptable to Landlord, which bank must have an office in Hartford, Connecticut; (ii) having a term which shall have an expiration date not sooner than the date which is five (5) years from the Termination Date or sooner termination date, however, if the Letter of Credit has an earlier expiration date, it shall contain a so-called “evergreen clause”; (iii) available for negotiation by draft(s) at sight accompanied by a statement signed by Landlord stating that the amount of the draw represents funds due to Landlord (or its successors and assigns) due to the failure of Tenant to perform its Closure Obligation or (iv) be otherwise on terms and conditions reasonably satisfactory’ to Landlord. It is agreed that in the event Tenant fails to perform its Closure Obligation, Landlord may draw upon the Letter of Credit or upon the funds held on account as the Security Deposit to the extent required to perform the same. In the event that Tenant shall fully and faithfully perform its Closure Obligation (as shall be evidenced by a sign-off or other definitive communication from applicable governmental authorities), and shall have surrendered the Premises pursuant to the terms and conditions of this Lease, the Letter of Credit and/or funds on deposit with Landlord shall be returned to Tenant. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or any funds on deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(c) The term “Hazardous Materials or Wastes” shall mean any hazardous or toxic materials, pollutants, chemicals, or contaminants, including without limitation asbestos, asbestos- containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBS) and petroleum products as defined, determined or identified as such in any Laws, as hereinafter defined. The term “Laws” means any federal, state, county, municipal or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) including, without limitation, the Clean Water Act, 33 USC § 1251 et seq. (1972), the Clean Air Act, 42 U.S.C. § 7401 et seq. (1970), the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended, 42 U.S.C. Subsection 1802, and The Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901 et seq. any similar state laws, such as, without limitation, Connecticut General Statutes Title 22a (Protection of Environment) and the regulations promulgated thereunder, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

(d) Tenant hereby agrees to defend, indemnify and hold harmless Landlord, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of Hazardous Materials or Wastes from the Premises generated, caused or released by Tenant or any of the Tenant Parties or as a result of a breach by Tenant or any of the Tenant Related Parties of the terms and provisions of this Article 32. Tenant shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising in connection with this indemnity. The provisions of this Article shall survive termination of this Lease.

(e) Landlord hereby agrees to defend, indemnify and hold harmless Tenant, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of Hazardous Materials or Wastes from the Property (unless the Hazardous Materials or Waste were generated, caused or released by Tenant or the Tenant Parties). Landlord shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising in connection with this indemnity. The provisions of this Section shall survive termination of this Lease.

33. Miscellaneous.

(a) This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

(b) Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

(c) Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

(d) Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

(e) Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

(f) Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnity and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord shall be responsible to pay any commission or fee payable to the Broker pursuant to a separate agreement.

(g) Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

(h) Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

(i) The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s and Landlord’s respective obligations under Articles 4, 8, 14, 20, 25, 30 and 32 shall survive the expiration or early termination of this Lease.

(j) Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

(k) All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

(l) Tenant shall, within 180 days after the end of each fiscal year of Tenant, deliver to Landlord of a copy of its audited financial statement and within 15 days after Landlord’s request, such other financial information as Landlord may reasonably request. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

(m) Landlord shall, on request of any institutional lender which provides a Credit Facility (as defined below) to Tenant relinquish any statutory liens and any rights of distress with respect to the Collateral, (as defined below) installed at the expense of Tenant and with respect to which Tenant has not been granted any credit or Allowance by Landlord. Landlord acknowledges that Tenant has advised Landlord that Tenant intends to enter into a credit facility (“Credit Facility”) pursuant to which Tenant will (i) pledge all of Tenant’s Collateral to the lender, (ii) grant a collateral assignment of Tenant’s interest in this Lease. Such collateral assignment of Tenant’s interest in this Lease, shall not be a violation of any restriction on assignment otherwise set forth in this Lease provided that the form of Collateral Assignment of Lease is reasonably satisfactory to Landlord. Landlord agrees that its consent to a further assignment of the Lease by the lender to an affiliate or to a third party shall not be unreasonably withheld so long as the proposed new Tenant: (a) is in the same or similar business as Tenant and its use is in accordance with the Permitted Use set forth in this Lease; (b) has significant experience in the management and operation of such business; (c) has sufficient net worth and working capital to enable it to perform the financial obligations of the Tenant under the Lease, (d) provides a security deposit to Landlord in an amount satisfactory to Landlord which amount shall not be less than the amount of the Security Deposit set forth herein. It is expressly understood and agreed that Landlord shall have no obligation to subordinate its fee interest in the Property to any such collateral assignment Landlord agrees that Landlord shall execute and deliver a Landlord’s Waiver and Estoppel letter in form reasonable satisfactory to such holder and Landlord provided, however, that the Landlord’s Waiver and Estoppel letter shall require the Lender to pay rent (in an amount equal to the Base Rent and Additional Rent set forth in this Lease) for the period that Lender is “in possession” of the Premises for purpose of removing its Collateral or which limits such Lender’s access to the period of time that the Tenant is in possession and rent is being paid for the Premises and furthermore requires the Lender to repair any damage caused by the removal of any of the lender’s Collateral. Further, Landlord acknowledges that in connection with the Credit Facility. Tenant shall pledge all of its furniture, goods, inventory, removable trade fixtures and equipment and other article of personal property located at the Premises (the “Collateral”). In no event shall the Collateral consist of mechanical systems in Premises or any item of property or equipment which is permanently affixed to or made a part of the Building or the Building systems other than removable trade fixtures and equipment. Landlord represents and agrees that it has no right, title, claim or interest in or to any of the Collateral.

34. Landlord Default.

If Landlord shall violate, neglect or fail to perform or observe any of the covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) days period and thereafter diligently pursues such efforts to cure to completion), Tenant shall have available to it all rights and remedies available to Tenant at law, in equity or hereunder and in the event such failure of Landlord is causing material interference with the Tenant’s conduct of business at the Premises, then, Tenant may after the passage of the foregoing notice and cure periods incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof. Notwithstanding the foregoing, if in Tenant’s reasonable judgment, an emergency shall exist, Tenant may cure such default with only reasonable (under the circumstances) notice to Landlord being required. In no event shall Tenant have the right or ability to offset or deduct any expenses incurred by Tenant from any Base Rent or Additional Rent payable by Tenant under this Lease.

35. Entire Agreement.

This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Rules and Regulations), Exhibit C (Work Letter Agreement) and Exhibit D (List of Hazardous Materials or Wastes), Exhibit F (Landlord’s Base Building Work”), Exhibit G (the Collateral) and Exhibit H (Commencement Date Certificate).

(Remainder of page intentionally blank, signature page to follow).

Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

WE GEORGE STREET, L.L.C., a Delaware limited liability company

		By:	Winstanley Enterprises, LLC its managing member

		By:	/S/ CARTER J. WINSTANLEY
Name (print):		Name:	Carter J. Winstanley

		Title:	Manager
Name (print):

WITNESS/ATTEST:		TENANT:

ACHILLION PHARMACEUTICALS, INC.

	/S/ BARBARA DODD	By:	/S/ WILLIAM G. RICE
Name (print):	Barbara Dodd	Name:	William G. Rice, Ph.D.

	/S/ SHELLY WARD	Title:	President and CEO
Name (print):	Shelly Ward

EXHIBIT A

PREMISES

This Exhibit is attached to and made a part of the Lease dated as of May     , 2000 by and between WE GEORGE STREET, L.L.C., a Delaware limited liability company (“Landlord”) and ACHILLION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) for space in the Building located at 300 George Street, New Haven, Connecticut.

PHASE ONE
PHASE TWO
PHASE THREE

TENANT IMPROVEMENTS FOR

ACHILLION PHARMACEUTICAL

8TH FLOOR

ACHILLION PHARMACEUTICALS, INC.
Tenant Location Plan

16,046 USF / 20,148 RSF

300 George St

8th FLOOR

Winstanley Enterprises, L.L.C.

Not to Scale

Jung/Brannen Associates, Inc.

J/B # 00719 May 11, 2000

Exhibit C-1

ARCHITECTURE	PLANNING	INTERIOR DESIGN

TRANSMITTAL	Jung	| Brannen Associates, Inc.
One Watervilla Road
Farmington, CT 06032
t 860.676.8869
f 860.676.8774
e info@jb2000.com

To:	Fire Marshal	Date :	4/20/2000

	City of New Haven	Job:	Achillion Pharmaceuticals, Inc.

		Job No:	00719 2F

		Re:	300 George St New Haven, CT, 8th Floor

From:	Phil Koeniger

We transmit:		the following:	for your:

herewith		Drawings	review and comment

via Hand

Copies	Latest Date	Description
3	4/20/2000	Furniture & Equipment Plan A-l 84
3	4/20/2000	Construction Plan A-181
3	4/20/2000	Finish Plan A-183
3	4/20/2000	Reflected Ceiling Plan A-l 82
3	4/20/2000	Construction Details, Elevations and Door Schedule A-601
cc: T. DeAngelis

cc:

If enclosures are not as indicated, please notify us at once.

EXHIBIT C-2

LIST OF PLANS

Exhibit C-2

50 Griffin Road South

Bloomfield, CT 06002

Tel: (880) 286-9171

Fax: (860) 242-0236

URL: WWW.BVHENG.COM

LETTER OF TRANSMITTAL

Date	4/20/00
Attention	Phil Koeniger
Company	Jung Brannen Associates
Address	One Waterville Road
City, State, Zip	Farmington, CT 06032
Regarding	ACHILLION, 8TH FLOOR, 300 George Street
Job Number	2100011

We are sending you:	☒ Attached	☐ Under separate cover the following items:
☐ Shop Drawings	☒ Plans	☐ Prints	☐ Specifications	☐ Copy of letter
☐ Other:

Copies	Date	No.	Description

3	4/13/00	MEP1.01, MEP1.02, MEP1.03,

3	4/13/00	H1.18, H2.01

3	4/13/00	ETL-1.18, ETP-1.18

☐ For Approval	☐ Furnish as submitted	☐ Rejected – Resubmit

☒ For your use	☐ Furnish as corrected	☐ Submit for distribution

☒ As Requested	☐ Amend and resubmit	☐ Return corrected prints

☐ For review and comment	☐ Reviewed for records only

Remarks:

ALL STAMPED AND SEALED DRAWINGS

Copy to:

Signed:	Hassan Emamian

If enclosures are not as noted, kindly notify us at once.

EXHIBIT C-3

PRELIMINARY BUDGET

Exhibit C-3

FIP Construction - Cheshire Connecticut

Date: 4/6/00

Project:	Winstanley Enterprises, LLC 300 George Street New Havan
Tenant:	Achillion

Cost Per S.F. -	$106.08	Based on (s.f.)	16,939

Total Material Procurement Time Required:	8	Weeks
Total In Field Construction Time:	15	Weeks

Description	Version #1 Concept Estimate	Version #2 Final Estimate	Difference	Version #1 Cost/S.F.	Version #2 Cost/S.F.
Division 1	$93,464	$0	$0	$5.51	$0.00
Division 2	$2,350	$0	$0	$0.14	$0.00
Division 3	$1,000	$0	$0	$0.05	$0.00
Division 4	$600	$0	$0	$0.03	$0.00
Division 5	$0	$0	$0	$0.00	$0.00
Division 6	$28,480	$0	$0	$1.68	$0.00
Division 7	$8,458	$0	$0	$0.58	$0.00
Division 8	$32,820	$0	$0	$3.11	$0.00
Division 9	$221,158	$0	$0	$13.03	$0.00
Division 10	$1,400	$0	$0	$0.08	$0.00
Division 11	$0	$0	$0	$0.00	$0.00
Division 12	$0	$0	$0	$0.00	$0.00
Lab Hoods/Equipment	$0	$0	$0	$0.00	$0.00
Lab Casework	$0	$0	$0	$0.00	$0.00
Plumbing	$220,862	$0	$0	$13.00	$0.00
Fire Protection	$33,948	$0	$0	$2.00	$0.00
HVAC	$594,090	$0	$0	$36.00	$0.00
Electrical	$288,558	$0	$0	$17.00	$0.00
Tele/Data	By Tenant	$0	$0	$0.00	$0.00
Furniture	By Tenant	$0	$0	$0.00	$0.00
Security	By Tenant	$0	$0	$0.00	$0.00
Subtotal	$1,647,888	$0	$0	$91.19	$0.00
Design	$110,331	$0	$0	$8.50	$0.00
Building Permit	$30,148	$0	$0	$1.78	$0.00
6.5% Construction OH/P	$100,613	$0	$0	$5.93	$0.00
CT State Sales Tax - 6%	$11,645	$0	$0	$0.69	$0.00
GRAND TOTAL	$1.800.626	$0	$0	$84.66	$0.00

These are preliminary estimates to finalized upon receipt of final plans.

EXHIBIT D

LIST OF HAZARDOUS MATERIALS OR WASTES